Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Markel Corporation:

We consent to the incorporation by reference in the registration statements No. 333-223194 on Form S-3; No. 333-107661, No. 333-178051, No. 333-181419, No. 333-188294, No. 333-211415, and No. 333-239331 on Form S-8; and No. 333-185715 on Form S-4 of Markel Corporation (the Company) of our reports dated February 19, 2021, with respect to the consolidated balance sheets of Markel Corporation as of December 31, 2020 and 2019, the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of Markel Corporation.

Our report dated February 19, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded Lansing Building Product LLC’s internal control over financial reporting from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2020.

/s/ KPMG LLP

Richmond, Virginia
February 19, 2021